Exhibit (h) (iii)

FMI FUNDS, INC.
SECOND AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the 20th day of December, 2013, to the Fund Administration Servicing Agreement, dated as of October 1, 2009, as amended December 31, 2010 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Wisconsin corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the reorganization of the FMI Common Stock Fund into the Company was approved by the shareholders on November 25, 2013 and shall be effective January 31, 2014; and

WHEREAS, the Company and USBFS desire to amend the list of funds and amend the fees of the Fund Administration Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John S. Brandser	By: /s/ Michael R. McVoy

Name: John S. Brandser	Name: Michael R. McVoy

Title: Vice President	Title: Senior Vice President

Amended Exhibit A
to the
Fund Administration Servicing Agreement
Fund Names

Separate Series of the FMI Funds, Inc.

Name of Series
FMI Large Cap Fund
FMI International Fund
FMI Common Stock Fund (effective on or after January 31, 2014)

Amended Exhibit B to the Fund Administration Agreement – FMI Funds, Inc
FUND ACCOUNTING FUND ADMINISTRATION & COMPLIANCE SERVICES FMI Funds, Inc. (FMI Large Cap, FMI Common Stock and FMI International Fund) FEE SCHEDULE EFFECTIVE January 1, 2014

Complex level annual fee based upon assets

Effective January 1, 2014	Effective January 1, 2015

[ ] basis points on the first $[ ]	[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]	[ ] basis points on the next $[ ]
[ ] basis points on the balance	[ ] basis points on the balance

Included Services –
●	Domestic securities pricing
●	Domestic corporate action service
●	Foreign securities pricing
●	Foreign corporate action service
●	Tax services
●	Blue Sky registration service
●	Performance reporting
●	Legal Administration
●	Charles River daily fund compliance testing
●	Advisor Information Source (AIS)
●	SEC §15(c) reporting
●	PFIC Analysis and Monitoring
●	CCO service fee
●	Gainskeeper
●	Unity

Additional Services
●	MSCI Licensing Fees
●	Fair Value Services, (FT Interactive)
✓	$[ ] on the first [ ] securities/day
✓	$[ ] on the balance of securities/day

Plus Out-Of-Pocket Expenses –
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including GICS, MSCI, Lipper, etc), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, tax e-filing charges, and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

Fees are billed monthly.